                                                                                                    --------------------------------
------                                                                                                       OMB APPROVAL
FORM 4                                                                                                --------------------------
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION             OMB Number:           3235-0287
[ ] Check box if no longer                              WASHINGTON, DC 20549                        Expires:      December 31, 2001
    subject to Section 16. Form                                                                     Estimated average burden
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             hours per response . 0.5
    continue. See Instruction 1(b).                                                                 --------------------------------

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
   Blue Water Master Fund, L.P.***       |    NetSol International, Inc. (NTWK)            |           Director    X   10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |           Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
                                         |   Reporting Person,   |                         |           Other (specify below)
 c/o Citco Fund Services (Curacao, N.V.) |   if an Entity        |                         |     -----
 Kaya Flamboyan 9                        |   (Voluntary)         |     March, 2001         |
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
                                         |                       |     (Month/Year)        |    Form Filed by One Reporting Person
 Curacao, Netherlands Antilles           |                       |                         | --
-----------------------------------------|-------------------------------------------------| X  Form Filed by More than One
(City)          (State)          (Zip)   |                                                 | -- Reporting Person
                                         |                                                 |
------------------------------------------------------------------------------------------------------------------------------------
                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                      |              |               |                          | Owned at End| Direct   | Bene-
                                      |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                      |              |       |       |        | (A)  |          | (Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |        |  or  |          |   and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount | (D)  |  Price   |             |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock                          |  1/30/01     |  S    |       |  5,000 |  D   | $7.025   |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock                          |  2/01/01     |  S    |       |  1,000 |  D   | $7.125   |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock                          |  2/02/01     |  S    |       |  4,000 |  D   | $6.75    |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock                          |  2/22/01     |  S    |       |    500 |  D   | $5.00    |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock                          |  3/8/01      |  S    |       |  2,700 |  D   | $3.3125  |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock                          |  3/13/01     |  S    |       |  1,000 |  D   | $3.00    |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock                          |  3/20/01     |  S    |       |  2,600 |  D   | $3.40625 |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock                          |  3/21/01     |  S    |       | 10,800 |  D   | $3.4230  |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock                          |  3/22/01     |  S    |       | 15,300 |  D   | $3.4967  |             |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Stock                          |  3/23/01     |  S    |       | 16,700 |  D   | $3.6126  | 2,175,200   | D (See
                                                                                                                Note 2)  |
----------------------------------------------------------------------------------------------------------------------------------
Common Stock                          |  3/26/01     |  S    |       |  8,500 |  D   | $3.75735 |   181,300   | I        | (See
                                                                                                                           Note 3)
----------------------------------------------------------------------------------------------------------------------------------
***See attached Note 1 for Schedule of Additional Filers
----------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------
9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
--------------------------------------------------------------------------
Explanation of Responses:

**Signature of Reporting Person: (See p.5 - Attached Signature Page)

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Date: April 10, 2001

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                             Page 2 of 5

                           (Print or Type Responses)

FORM 4 FOR NETSOL INTERNATIONAL INC. ("NTWK")
BLUE WATER MASTER FUND, L.P.
MARCH, 2001

Note 1 - Schedule of Additional Filers
Blue Water Partners I, L.P.
701 Palomar Airport Road
Suite 150
Carlsbad, CA 92009

Blue Water Fund, Ltd.
c/o Citco Fund Services (Curacao) N.V.
Kaya Flamboyan 9
Curacao, Netherland Antilles

Blue Water Partners, L.L.C.
701 Palomar Road
Suite 150
Carlsbad, CA 92009

JDI Management Corp.
6 Chanticlaire
Manhasset, NY 11030

Jonathan D. Iseson
6 Chanticlaire
Manhasset, NY 11030



Note 2:  Item 6 - Explanation of Responses

Blue Water Master Fund, L. P., (the "Master Fund") is a limited partnership organized under the laws of the British Virgin Islands. The General Partner of the Master Fund is Blue Water Partners, L.L.C. ("Blue L.L.C."). All of the shares of NetSol International, Inc. ("NetSol") covered hereby are owned of record by the Master Fund. The Master Fund has the right to receive any dividends on, or the proceeds from the sale of, these securities. As general partner, Blue L.L.C. may be deemed to be the beneficial owner of the shares held by the Master Fund. Blue L.L.C. disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest in the Master Fund.

JDI Management Corp., a New York corporation ("JDI"), is a principal of Blue L.L.C. As a principal of Blue L.L.C., JDI may be deemed to be a beneficial owner of the reported shares. JDI disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest in the entities described herein.

Jonathan D. Iseson is the principal of JDI and the investment manager and decision-maker for the Master Fund and Blue II. Mr. Iseson has the power to exercise or to direct the exercise of such voting and/or dispositive power with respect to the reported shares held by each of the the Master Fund and Blue II.

FORM 4 FOR NETSOL INTERNATIONAL INC. ("NTWK")
BLUE WATER MASTER FUND, L.P.
MARCH, 2001

(NOTE 2 CONTINUED)
Mr. Iseson may therefore be deemed to be a beneficial owner of such shares. Mr. Iseson disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest in the entities described herein.

Blue Water Partners I, L.P. ("Blue I"), is a Delaware limited partnership, which is a limited partner in the Master Fund. As a limited partner, Blue I cannot exercise managerial control over the Master Fund, does not have the ability to exercise voting and/or dispositive power over the reported shares held in the Master Fund, and does not have the right to receive directly any dividends on, or the proceeds from the sale of, the reported shares held in the Master Fund. However, because of its ownership interest in the Master Fund, Blue I may be deemed to be the beneficial owner of the reported shares beneficially owned by the Master Fund. However, Blue I disclaims beneficial ownership of the reported shares except to the extent of its pecuniary interest in the entities described herein.

Blue Water Fund, Ltd. is an International Business Corporation created under the laws of the British Virgin Islands. As a limited partner, Blue Water Fund, Ltd. cannot exercise managerial control over the Master Fund, does not have the ability to exercise voting and/or dispositive power over shares of NetSol held in the Master Fund, and does not have the right to receive directly any dividends on, or the proceeds from the sale of, the reported shares held in the Master Fund. However, because of its ownership interest in the Master Fund, Blue Water Fund, Ltd. may be deemed to be the beneficial owner of the shares of NetSol beneficially owned by the Master Fund. However, Blue Water Fund, Ltd. disclaims beneficial ownership of the reported securities associated with its limited partnership interest.



Note 3 - Item 7 - Explanation of Nature of Indirect Beneficial Ownership

Represents shares beneficially owned by Blue Water II, L.P., a Delaware limited partnership ("Blue II"). The general partner of Blue II is Blue L.L.C. Blue II has the right to receive any dividends on, or the proceeds from the sale of these securities held in Blue II. As general partner, Blue L.L.C. may be deemed to be a beneficial owner of the shares, however, Blue L.L.C. disclaims beneficial ownership of the reported shares, except to the extent of its pecuniary interest therein. Please refer to Note 2 above for discussion regarding JDI and Mr. Iseson.

EXHIBIT TO FORM 4 FOR NETSOL INTERNATIONAL INC.
BLUE WATER MASTER FUND, L.P.
MARCH, 2001

                                   SIGNATURES



BLUE WATER MASTER FUND, L.P.


By:  Blue Water Partners, L.L.C., Its General Partner

         By:  JDI Management Corp., Its Principal

                         /s/ Jonathan D. Iseson
                  -------------------------------------
                  By:  Jonathan D. Iseson, Principal


BLUE WATER PARTNERS I, L.P.

By:  Blue Water Partners, L.L.C., Its General Partner

         By:  JDI Management Corp., Its Principal

                         /s/ Jonathan D. Iseson
                  -------------------------------------
                  By:  Jonathan D. Iseson, Principal


BLUE WATER FUND, LTD.

                         /s/ Jonathan D. Iseson
                  --------------------------------------
                  By:  Jonathan D. Iseson, Director


Date:  April 20, 2001
     -------------------------------